EXHIBIT 4.3.10A


                     EXCERPT FROM MINUTES OF APRIL 12, 1996
                        MEETING OF BOARD OF DIRECTORS OF
                           GENERAL COMMUNICATION, INC.

         John Lowber informed the board that the Employee Stock Purchase Plan needed to be amended. The plan was reviewed by the IRS in order that the Plan receive an updated determination letter. The IRS proposed a number of technical modifications to the plan in order that it comply with IRS regulations. In addition, there is a desire, in light of the proposed cable company acquisitions and recent outsourcing agreements, to allow credit for years of employment with predecessor companies in order that such new employees not be disadvantaged with respect to their retirement savings programs. After discussion, the Board adopted the following resolutions which were designed to address such issues:

                  RESOLVED, that Amendment Number 3 to the General Communication, Inc. Qualified Employee Stock Purchase Plan hereby is approved and adopted, effective January 1, 1989, and

                  RESOLVED,   that   Amendment   Number   4   to   the   General
                  Communication, Inc. Qualified Employee Stock Purchase Plan hereby is approved and adopted, effective January 1, 1996.



Amendment to Registration Statement (S-8)                                Page 16